Supplement dated March 29, 2004, to prospectus supplement dated March 25, 2005

(to prospectus dated October 25, 2004)

CWABS Asset-Backed Certificates Trust 2005-BC1

Issuer

Countrywide Home Loans Servicing LP

Master Servicer

CWABS, Inc.

Depositor

Asset Backed Certificates, Series 2005-BC1

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated March 25, 2005, (the “Prospectus Supplement”).

The Prospectus Supplement is hereby amended as follows:

1. The paragraph under the heading “Legal Investment Considerations” on page S-9 is hereby deleted in its entirety and replaced with the following: “The Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class M-1, Class M-2 and Class M-3 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The Class M-4, Class M-5, and Class M-6 Certificates will not be rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, and therefore, will not be “mortgage related securities” for purposes of the Act.”

2. The third line of the definition of “Overcollateralized Amount” on page S-54 and the second line of the paragraph under the heading “Applied Realized Loss Amounts” on page S-65 are hereby amended by replacing the word “Offered” with the words “Senior and Subordinated”.

3. The paragraph under the heading “Corridor Contracts” on page S-58 is hereby amended by replacing the words “Bear Stearns Financial Products Inc.” in the first line with the words “JPMorgan Chase Bank, N.A.”.

Dealers will deliver this supplement to the Prospectus Supplement, a Prospectus Supplement and prospectus when acting as underwriters of the Series 2005-BC1 Asset-Backed Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 2005-BC1 Asset-Backed Certificates will be required to deliver a supplement to the Prospectus Supplement, Prospectus Supplement and prospectus for 90 days after the date of the Prospectus Supplement.